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                                                                    EXHIBIT 23.1


     The accompanying financial statements give effect to the completion of the 1.85-for-1 split of the Company's outstanding common stock which will take place on or before the effective date of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP upon completion of the stock split of the Company's outstanding common stock described in Note 11 to the financial statements and assuming that from November 6, 1997 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.


                         INDEPENDENT AUDITORS' CONSENT


     "We consent to the use in this Amendment No. 2 to Registration Statement No. 333-38471 of Spectratek Technologies, Inc. of our report dated November 6, 1997 (December 11, 1997 as to Note 11), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



Los Angeles, California


December 11, 1997"



DELOITTE & TOUCHE LLP


Los Angeles, California


December 11, 1997